Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Accredited Home Lenders, Inc. for the registration of Accredited Mortgage Loan Trust 2004-2 Asset-Backed Notes, Series 2004-2 in the registration statement on Form S-3 (No. 333-109964) and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the financial statements of Financial Guaranty Insurance Company appearing in the Form 8-K of Accredited Home Lenders, Inc. dated May 21, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 21, 2004